Exhibit 99.1

MoSys Appoints James W. Sullivan as Chief Financial Officer

SUNNYVALE, Calif.--(BUSINESS WIRE)--MoSys, Inc., (NASDAQ: MOSY), a leading provider of high-density system-on-chip (SoC) memory and analog/mixed-signal intellectual property (IP), today announced the appointment of James W. Sullivan as its Vice President of Finance and Chief Financial Officer. Mr. Sullivan brings over 17 years of experience in accounting and finance to MoSys and will be responsible for all financial, administrative and investor relations functions of the Company.

“Jim is a seasoned financial executive with broad public and private company experience in the technology industry,” stated Len Perham, President and CEO of MoSys. “In addition to his financial management expertise, he is well versed in the areas of compliance and regulatory reporting, investor relations and strategic development, which are critical components of a well-managed public company. We are delighted to have Jim join our leadership team and believe he will be instrumental in our success as we drive the future growth of our business.”

Mr. Sullivan joins MoSys from Apptera, Inc., a venture-backed company providing software for mobile advertising, search and commerce, where he served as Vice President of Finance and CFO. Prior to joining Apptera, he was the Vice President of Finance and CFO at 8x8, Inc. (Nasdaq: EGHT), a leading provider of voice over Internet protocol communication services. Mr. Sullivan’s prior experience includes various positions at PricewaterhouseCoopers LLP. He holds a Bachelor of Science degree in Accounting from New York University and is a Certified Public Accountant.

As an inducement material to Mr. Sullivan's employment, in accordance with NASDAQ Stock Market Marketplace Rule 4350(i)(l)(A)(iv), the Company has granted him a stock option to purchase 190,000 shares of common stock at an exercise price of $3.73 per share, which equals the closing price of a share of Mosys common stock on the NASDAQ Global Market on January 18, 2008.

Len Perham and Jim Sullivan will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time (ET). Interested investors and analysts are invited to dial into the call for a discussion of the latest corporate updates. To access the call, please utilize the telephone numbers provided below. The live audio webcast may be accessed in the investor relations section of the Company's Web site at http://www.mosys.com.

Webcast/Conference Call Access Information:

To access the conference call, please dial 1-888-713-4215 and enter the pass code 86076101 at least 10 minutes prior to the start of the call. International callers may dial 1-617-213-4867 and enter the same pass code at the prompt.

The conference call replay will be available for 48 hours beginning two hours after the call. The replay number is 888-286-8010 with a pass code of 59714039. International callers should dial 617-801-6888 and enter the same pass code at the prompt.

In addition, the audio webcast replay may be accessed in the investor relations section of the Company's Web site at http://www.mosys.com.

Interested participants may also pre-register their attendance for the conference call, which will enable immediate entry into the call. To pre-register, please use the following link: https://www.theconferencingservice.com/prereg/key.process?key=PU43GF39 3 (Due to its length, this URL may need to be copied and pasted into your Internet browser's address field.)

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory and analog/mixed-signal technologies for semiconductors. MoSys' patented 1T-SRAM and 1T-FLASH technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 135 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys’ analog/mixed-signal products feature a number of industry firsts, including the first DVD front end IP to support both Blu-ray and HD DVD formats. Using MoSys IP, system vendors can achieve best-in-class price/performance in markets such as home entertainment and graphics applications; mobile consumer devices; and networking and storage equipment. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

1T-SRAM(R), 1T-FLASH(TM), and GigaCell(TM) are registered trademarks of MoSys, Inc.

CONTACT:
MoSys, Inc.
Len Perham, CEO, 408-731-1800
lperham@mosys.com
or
Shelton IR
Beverly Twing, Acct. Manager, 972-239-5119 x126
btwing@sheltongroup.com